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                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE


CONTACT: Bruce Blanco, Vice President Finance
         Director, Corporate Communications
         Phone: 408-468-3799
         Pager: 800-223-7482



   ADAC LABORATORIES ANNOUNCES AGREEMENTS-IN-PRINCIPLE TO SETTLE CLASS
                 ACTION AND DERIVATIVE LITIGATION

Milpitas, CA, January 13, 2000 --- ADAC Laboratories (NASDAQ: ADAC) today announced that it has reached an agreement-in-principle to settle the consolidated class action lawsuit currently pending against the Company. The plaintiff class will receive $20 million in full settlement of their claims. A final settlement is contingent upon the satisfaction of numerous conditions, including among others, approvals by the Federal Court in the Northern District of California and by the Company's Board of Directors. In addition, ADAC announced it has concurrently reached an agreement-in-principle to settle related derivative litigation filed against current and former officers and directors of the Company. The derivative settlement calls for the defendants to contribute their respective benefits under certain Directors and Officers Insurance Policies to the Company. This settlement is similarly contingent on satisfying certain conditions.

The total pre-tax cost of these settlements to ADAC, net of insurance, is expected to approximate $9 million. As a result, the Company announced that it intends to record a non-ordinary pre-tax charge of $10-11 million representing its total costs for the settlements, including the related legal fees to bring these matters to a conclusion. These charges will be recorded in ADAC's first fiscal 2000 quarter ended January 2, 2000.

R. Andrew Eckert, ADAC's Chairman and CEO stated, "The settlement of this litigation will be an important milestone for our Company. We feel that by resolving the litigation now, we can move forward more confidently, focusing all our energies on achieving our strategic objectives and creating shareholder value." He went on to say, "we will have no further comment on the litigation until the settlements have been finalized."

ADAC Laboratories is the world market-share leader in nuclear medicine and radiation therapy planning systems and a technology leader in providing clinical workflow solutions, management information and knowledge systems to healthcare organizations in North America. ADAC is headquartered in Milpitas, CA with its HealthCare Information Systems Division in Houston, TX. Additional information about ADAC can be found on its web site at www.adaclabs.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the approval of agreements-in-principle to settle certain class action and derivative litigation involving the Company, the total cost to the Company of the settlement, and the impact of the settlement on the Company's results of operations and financial condition for the first quarter of fiscal 2000. Factors that could cause actual results to differ materially from those contained in such forward-looking statements include, but are not limited to, failure of the parties to consummate the settlement on the terms described or at all, and in the absence of such a settlement, risks associated with the ultimate economic impact on the Company of the class action and derivative litigation. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.